                                  Exhibit 11


                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                Three Months Ended               Nine Months Ended
                                                  September 30,                    September 30,
                                         ----------------------------       -------------------------
                                             1996             1995               1996          1995
                                         ------------     -----------       ----------     ----------
EARNINGS
Net Earnings                             $  1,068,061     $   854,601       $3,783,117     $3,807,787
                                         ============     ===========       ==========     ==========
SHARES
Weighted Average Number
  of Common Shares Outstanding              4,764,478       4,726,963        4,750,062      4,723,511
Common Share Equivalents                      125,141          44,490          111,565         40,648
                                         ------------     -----------       ----------     ----------
Weighted Average Common
  Shares Outstanding and
  Equivalents                               4,889,619       4,771,453        4,861,627      4,764,159
                                         ============     ===========       ==========     ==========
PRIMARY EARNINGS PER
COMMON SHARE
Net Earnings                             $        .22     $       .18       $      .78     $      .80
                                         ============     ===========       ==========     ==========